Confidential Interoffice
Correspondence
Exhibit 10(a)108

Date:                                 ____, 2008

To:

From:

Subject:                             2008 Stock Option Agreement - Under the 2007 Equity Ownership And Long
                                          Term Cash Incentive Plan of Entergy Corporations and Subsidiaries (Effective
                                           for Grants and Elections On or After January 1, 2007)

I am pleased to inform you on behalf of Entergy Corporation (the "Company") that the Personnel Committee of the Entergy Corporation Board of Directors ("Committee") has agreed to grant you, pursuant to the 2007 Equity Ownership And Long Term Incentive Plan of Entergy Corporation and Subsidiaries (Effective for Grants and Elections On or After January 1, 2007), (the "Plan"), a nonstatutory stock option (the "Option") to purchase Final Award shares of Entergy Corporation common stock (the "Common Stock") at a price of $____ per share (the "Exercise Price"), subject to the following terms and conditions:

                                        1. Effective Date of Option Grant. This Option grant by the Company is effective______, 2008 ("Date of Grant"), unless you file a written objection in accordance with Section 7 below.

                                        2. Option Term. The term of the Option (the "Option Term") shall commence on the Date of Grant and, unless the Option is previously terminated pursuant to this Agreement, shall terminate upon the expiration of ten years from the Date of Grant. Upon expiration of the Option Term, all of your rights under this Agreement with respect to the Option shall terminate.

                                        3. Vesting of Option. The Option shall vest and become exercisable at the rate of 33-1/3% on each of the three (3) anniversaries of the Date of Grant unless otherwise provided in Section 5. Further, you must be an employee of a System Company (as defined in the Plan) on an applicable anniversary date in order for the portion of the Options to vest that is scheduled to become vested on such anniversary date unless otherwise provided in Section 5.

                                        4. Exercise of Option.

                                        (a) Method of Exercise. You may exercise a vested Option by one of the methods approved by the Personnel Committee in connection with the grant of this Option. You can determine the permissible methods of exercise: (i) by contacting Mellon Shareholder Services at 1 (877) ETR-6299, (ii) via the Company's intranet by clicking on the "my Services" tab at the top of the Entergy Net home page and selecting "Stock Options (Mellon)" from the Employee Benefits section, or (iii) via the Internet address https://esd.melloninvestor.com, clicking on the "Employees" option at the top of the screen and then clicking on "Employee Service Direct" on the left-hand side of the page. You shall be required to choose from one of the payment methods made available by the Committee for exercising Options, which method shall also provide for the payment by you of all applicable income tax and employment tax amounts required to be withheld in connection with such exercise.

                                        (b) Limitation on Exercise. The following limitation applies to System Management Level 1-4 (i.e., System Officers) Participants ONLY. All System Management Level 1 -4 System Officers are considered restricted individuals with regard to stock options. As a restricted individual, you may trade in Entergy securities only during a window period (and only if you are not in possession of material, non-public information). Currently, window periods begin on the second business day after the quarterly earnings release and run through the last business day of the second month of the quarter. In addition, if you are a Section 16 Insider, the Insider Trading Policy requires that you pre-clear all transactions involving Entergy securities with the Office of the General Counsel.

                                        Notwithstanding anything to the contrary in Section 4(a) above or in the general description of exercise alternatives, (i) you must retain at least 75% of your After-tax Net Profit in Company stock until the earlier of termination of full-time employment within the System or 60 months from the date on which you exercise the Option.

                                        5. Termination of Option. If your System employment should terminate prior to the expiration of ten years from the Date of Grant, you, or your heirs (in the event of your death) shall have the following periods of time ("Remaining Exercise Period"), as specified below, to exercise any Options that are vested at the time your full-time System employment terminates:

                                        (a) If you die while actively employed with a System Company, any unvested Options will vest, and the Remaining Exercise Period shall end on the date 10 years following the Date of Grant.

                                        (b) If you Retire from System Company employment or become Disabled, all Options shall immediately vest and the Remaining Exercise Period shall end on the date 10 years following the Date of Grant.

                                        (c) If your employment with a System Company terminates for "Cause", (as defined in the Plan), all of the Options granted hereunder shall immediately terminate and will no longer be exercisable

                                        (d) If you terminate System employment for any other reason not set forth in Sections 5(a), (b) or (c) above, any unvested Options will terminate, and the Remaining Exercise Period shall end on the earlier of the date 10 years following the Date of Grant or the date 90 days following your last date of employment.

                                        (e) If you enter into an approved Leave of Absence from a System Company (whether paid or unpaid) except for Disability, your unvested options will continue to vest during the leave period upon the anniversary of the Date of Grant. Also during leave, the Remaining Exercise Period for all vested options shall end on the date 10 years following the Date of Grant or the date 90 days following your termination whichever occurs first.

                                        6. Change of Control. Notwithstanding Section 5(d) to the contrary, any portion of the Option that is not vested shall become vested and exercisable effective as of the date of a Change in Control. If your employment or service is terminated within 24 months following the effective date of a Change in Control, any such vested and exercisable Options may be exercised within the remaining term of the Option.

                                        7. Objection to Option Grant. If for any reason you do not wish to receive this Option grant, you must file a written objection with the HR Service Center on or before______, 2008. If you do not file a written objection with the HR Service Center by such date, you shall be deemed to have accepted this Option grant, effective__________, 2008, subject to all of the terms and conditions set forth in this Agreement.

                                        8. Option Nontransferable. This Option may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your beneficiary) other than by (a) will or laws of descent and distribution or (b) a qualified domestic relations order (as defined by the Internal Revenue Code).

                                        9. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Louisiana without regard to its principles of conflict of laws.

                                        10. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Agreement shall be subject to all terms and conditions of the Plan, a copy of which can be found at the Compensation section of the Total Rewards Homepage (accessible by copying the following link to your browser: http://hra.entergy.com/default.aspx?pagename=TotalRewards). Any capitalized term which is not defined in this Agreement shall have the meaning set forth in the Plan. If any terms of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall govern.

                                        11. Amendments. This Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto. The Plan may be amended, modified or terminated only in accordance with its terms.

                                        12. Rights as a Shareholder. Neither you nor any of your successors in interest shall have any rights as a stockholder of the Company with respect to any shares of Common Stock subject to the Option until the date of issuance of a stock certificate for such shares of Common Stock.

                                        13. Agreement Not a Contract of Employment. Neither the Plan, the granting of the Option, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

                                        14. Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

                                        15.  Definitions. For purposes of this Agreement, "After Tax Net Profit" means the total dollar value of the shares that you elect to exercise under this Option at the time of exercise, minus the total of (i) the Exercise Price for these shares, and (ii) the amount of all applicable federal, state and local income tax, employment tax and other similar fees that must be withheld in connection with the exercise.